808 Wilshire Boulevard, 2nd Floor T: 310.255.7700 Santa Monica, California 90401F: 310.255.7702

FOR IMMEDIATE RELEASE
Mary Jensen, Vice President – Investor Relations 310.255.7751 or mjensen@douglasemmett.com

Douglas Emmett Reports
2011 Second Quarter Earnings Results
Reports FFO of $0.37 Per Diluted Share
Increases Annual FFO Guidance

SANTA MONICA, CALIFORNIA – August 2, 2011 – Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), today announced its financial results for the quarter ended June 30, 2011.

Financial Results
Funds From Operations (FFO) for the three months ended June 30, 2011 totaled $58.3 million, or $0.37 per diluted share, compared to $46.8 million, or $0.30 per diluted share, for the three months ended June 30, 2010.  FFO for the six months ended June 30, 2011 totaled $122.6 million, or $0.77 per diluted share, compared to $94.9 million, or $0.61 per diluted share, for the six months ended June 30, 2010.

For the three months ended June 30, 2011, the Company reported a GAAP net loss of $5.0 million attributable to common stockholders, or $0.04 per diluted share.  This compares to a GAAP net loss of $9.0 million, or $0.07 per diluted share, attributable to common stockholders for the three months ended June 30, 2010.  For the six months ended June 30, 2011, the Company reported a GAAP net loss of $5.4 million attributable to common stockholders, or $0.04 per diluted share.  This compares to a GAAP net loss of $17.3 million, or $0.14 per diluted share, attributable to common stockholders for the six months ended June 30, 2010.

Company Operations
Office:  During the second quarter, Douglas Emmett had its second consecutive quarter of net positive absorption, totaling 22,073 square feet.  Douglas Emmett continued to benefit from healthy leasing volume, which resulted in signing 86 new leases covering 263,391 square feet in the second quarter of 2011, compared to 81 new leases covering 261,110 square feet in the first quarter of 2011.  In addition, Douglas Emmett signed 118 renewal leases in the second quarter of 2011, totaling 402,554 square feet, compared to 104 leases covering 447,560 square feet being signed in the first quarter of 2011.

Excluding the eight properties owned by its unconsolidated funds, Douglas Emmett’s office portfolio was 89.9% leased and 87.7% occupied at June 30, 2011.  Douglas Emmett’s total office portfolio, including its fund-owned properties, was 88.8% leased and 86.7% occupied at June 30, 2011.  The occupied percentage represents the portion of Douglas Emmett’s office portfolio that is leased where the rent commencement date has occurred.

On a cash basis, same property office revenues decreased to $113.2 million in the second quarter of 2011 from $114.1 million in the second quarter of 2010.  Same property office expenses, on a cash basis, increased to $38.5 million in the second quarter of 2011 from $37.2 million in the second quarter of 2010.  On a GAAP basis, same property office revenues decreased to $119.4 million in the second quarter of 2011 from $122.1 million in the second quarter of 2010, and same property office expenses increased to $38.5 million in the second quarter of 2011 from $37.1 million in the second quarter of 2010.

Douglas Emmett, Inc. Announces 2011 Second Quarter Earnings Results

Company Operations (cont’d)
Multifamily:  At June 30, 2011, Douglas Emmett’s multifamily portfolio was 99.4% leased.  On a cash basis, same property multifamily revenues increased to $16.7 million for the quarter ended June 30, 2011, from $16.1 million for the quarter ended June 30, 2010.  On a GAAP basis, same property multifamily revenues increased to $17.5 million for the quarter ended June 30, 2011 from $17.0 million for the quarter ended June 30, 2010.

Cash Position
As of June 30, 2011, Douglas Emmett had $332.1 million in cash and cash equivalents on hand, compared to $272.4 million at December 31, 2010.

Financings
Since September 2010, Douglas Emmett has closed six term loan transactions totaling over $2.5 billion at weighted average fixed interest rate of 4.07%, completing its term loan financing program.  Two of those loans were closed subsequent to June 30, 2011.  The first is a secured, non-recourse $355 million term loan that matures on August 5, 2018 and bears interest at annual fixed rate of 4.14% per annum.  The second is a secured, non-recourse $530 million term loan that matures on August 1, 2018 and bears interest at a floating rate equal to LIBOR plus 170 basis points that has been swapped to an effective fixed interest rate of at 3.74% until August 1, 2016.

Douglas Emmett currently intends to repay the remaining $522 million of its 2012 debt maturities from its cash on hand and a new secured, revolving floating rate credit line, which it will likely put in place over the next few quarters.  Prior to the end of 2011, Douglas Emmett also expects to terminate its $322.5 million interest rate swap that is scheduled to expire on August 1, 2012.  However, the decisions on whether to obtain a new credit line and to terminate the $322.5 million swap are still being evaluated and will depend on future events.

Acquisitions
On April 19, 2011, an institutional fund managed and partly owned by Douglas Emmett acquired a 74,000 square foot Class “A” office building located on Rodeo Drive in the heart of Beverly Hills for a contract price of $42 million, or $568 per square foot.

Dividends
During the quarter, Douglas Emmett’s Board of Directors approved a 30% increase in its quarterly cash dividend to $0.13 per share, or $0.52 per common share on an annualized basis.  On July 15, 2011, the dividend was paid to shareholders of record as of June 30, 2011.

ATM Program
Pursuant to its previously announced At-the-Market (“ATM”) program, Douglas Emmett has sold an aggregate of 3 million shares at a weighted average price of $20.35 per share for aggregate gross proceeds of $61.1 million.

Guidance
Douglas Emmett has raised its 2011 FFO guidance range to $1.32 - $1.36 per diluted share from $1.27 - $1.35 per diluted share.  The revised guidance includes both the potential termination of the $322.5 million interest rate swap and the impact of more favorable interest expenses, which are largely expected to offset each other.  The cost of terminating the interest rate swap is currently estimated to reduce 2011 FFO by approximately $10 million (although the cost and timing of any such termination will depend on future events).  Other estimates and assumptions will be discussed during the conference call.

Douglas Emmett, Inc. Announces 2011 Second Quarter Earnings Results

Conference Call and Webcast Information
A conference call to discuss the Company’s 2011 second quarter financial results is scheduled for Wednesday, August 3, 2011 at 2:00 pm Eastern Time or 11:00 am Pacific Time.  Interested parties can access the live call or the replay as follows:

▪	Internet: Go to www.douglasemmett.com at least fifteen minutes prior to the start time of the call in order to register, download and install any necessary audio software.

▪	Phone: 877-298-7945 (U.S./Canada) or 706-758-2996 (International) – conference ID #78954700

▪
Replay: A rebroadcast of the live call will be available for 90 days on the Company’s website at www.douglasemmett.com. Alternatively, a digital replay will be available at approximately 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time, on Wednesday, August 3, 2011 through Wednesday, August 10, 2011 using 800-642-1687 (U.S./Canada), or 706-645-9291 (International) and conference ID #78954700.

Supplemental Information
Supplemental financial information for the Company’s 2011 second quarter results can be accessed on the Company’s website under the Investor Relations section at www.douglasemmett.com.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (NYSE: DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in premier submarkets in Southern California and Hawaii.  The Company’s properties are concentrated in ten submarkets – Brentwood, Olympic Corridor, Century City, Santa Monica, Beverly Hills, Westwood, Sherman Oaks/Encino, Warner Center/Woodland Hills, Burbank and Honolulu.  The Company focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  The Company maintains a website at www.douglasemmett.com.

Safe Harbor Statement
Except for the historical facts, the statements in this press release are forward-looking statements based on our beliefs about, and assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that may be beyond our control or ability to predict.  Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect.  As a result, our actual future results can be expected to differ from our expectations, and those differences may be material.  Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

--tables follow—

Douglas Emmett, Inc. Announces 2011 Second Quarter Earnings Results

Douglas Emmett, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Investment in real estate:
Land	$851,679	$851,679
Buildings and improvements	5,229,278	5,226,269
Tenant improvements and lease intangibles	613,691	592,735
Investment in real estate, gross	6,694,648	6,670,683
Less: accumulated depreciation	(1,028,190)	(913,923)
Investment in real estate, net	5,666,458	5,756,760

Cash and cash equivalents	332,139	272,419
Tenant receivables, net	1,290	1,591
Deferred rent receivables, net	54,229	48,933
Interest rate contracts	28,753	52,528
Acquired lease intangible assets, net	7,604	9,356
Investment in unconsolidated real estate funds	117,659	110,920
Other assets	35,229	26,782
Total assets	$6,243,361	$6,279,289

Liabilities
Secured notes payable	$3,664,740	$3,658,000
Unamortized non-cash debt premium	4,482	10,133
Interest rate contracts	74,603	99,687
Accrued interest payable	14,700	12,789
Accounts payable and accrued expenses	36,134	45,004
Acquired lease intangible liabilities, net	97,811	110,244
Security deposits	32,995	31,850
Dividends payable	16,318	12,413
Total liabilities	3,941,783	3,980,120

Equity
Douglas Emmett, Inc. stockholders’ equity:
Common stock	1,255	1,241
Additional paid-in capital	2,358,833	2,332,307
Accumulated other comprehensive income (loss)	(46,334)	(58,765)
Accumulated deficit	(481,835)	(447,722)
Total Douglas Emmett, Inc. stockholders’ equity	1,831,919	1,827,061
Noncontrolling interests	469,659	472,108
Total equity	2,301,578	2,299,169
Total liabilities and equity	$6,243,361	$6,279,289

Douglas Emmett, Inc. Announces 2011 Second Quarter Earnings Results

Douglas Emmett, Inc.
Consolidated Statements of Operations
(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Office rental:
Rental revenues	$98,109	$98,695	$197,319	$197,442
Tenant recoveries	12,744	7,710	22,069	14,188
Parking and other income	17,046	15,838	33,906	31,389
Total office revenues	127,899	122,243	253,294	243,019

Multifamily rental:
Rental revenues	16,230	15,879	32,275	31,778
Parking and other income	1,279	1,087	2,430	2,199
Total multifamily revenues	17,509	16,966	34,705	33,977

Total revenues	145,408	139,209	287,999	276,996

Operating Expenses:
Office expenses	42,183	37,198	82,787	73,312
Multifamily expenses	4,736	4,434	9,485	9,002
General and administrative	6,820	5,944	14,306	11,794
Depreciation and amortization	57,114	54,921	114,267	110,253
Total operating expenses	110,853	102,497	220,845	204,361

Operating income	34,555	36,712	67,154	72,635

Other income	343	151	599	397
Loss, including depreciation, from unconsolidated real estate funds	(255)	(2,200)	(1,779)	(3,704)
Interest expense	(40,852)	(45,676)	(72,528)	(90,810)
Acquisition-related expenses	—	(292)	—	(292)
Net loss	(6,209)	(11,305)	(6,554)	(21,774)
Less: Net loss attributable to noncontrolling interests	1,193	2,314	1,189	4,496
Net loss attributable to common stockholders	$(5,016)	$(8,991)	$(5,365)	$(17,278)

Net loss per common share – basic and diluted (1)	$(0.04)	$(0.07)	$(0.04)	$(0.14)

Weighted average shares of common stock outstanding – basic and diluted (1)	124,610	122,332	124,411	121,990

(1)
Basic and diluted shares are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and include common stock plus dilutive equity instruments, as appropriate.  Since we were in a net loss position during the three and six months ended June 30, 2011 and 2010, all potentially dilutive instruments, including OP units (operating partnership units) and LTIP units (Long-Term Incentive Plan units that are limited partnership units in our OP) were anti-dilutive and have been excluded from our computation of weighted average dilutive shares outstanding.

Douglas Emmett, Inc. Announces 2011 Second Quarter Earnings Results

Douglas Emmett, Inc.
FFO Reconciliation
(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Funds From Operations (FFO) (1)
Net loss attributable to common stockholders	$(5,016)	$(8,991)	$(5,365)	$(17,278)
Depreciation and amortization of real estate assets	57,114	54,921	114,267	110,253
Net loss attributable to noncontrolling interests	(1,193)	(2,314)	(1,189)	(4,496)
Amortization of swap termination fee (2)	4,480	―	8,910	―
Less: adjustments attributable to consolidated joint venture and unconsolidated investment in real estate funds	2,884	3,168	6,004	6,377
FFO	$58,269	$46,784	$122,627	$94,856

Weighted average share equivalents outstanding - fully diluted	158,737	156,489	158,367	156,224
FFO per share - fully diluted	$0.37	$0.30	$0.77	$0.61

(1)	We calculate funds from operations before noncontrolling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with GAAP, excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (other than amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. We provide FFO as a supplemental performance measure because, by excluding real estate depreciation and amortization and gains and losses from property dispositions, it can illustrate trends in occupancy rates, rental rates and operating costs from year to year. We also believe that, as a widely recognized measure of the performance of REITs, FFO can be used by investors as a basis to compare our operating performance with that of other REITs. However, FFO has limitations as a measure of our performance because it excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to those other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP.

(2)	For the three and six months ended June 30, 2011, GAAP interest expense was increased by $4.48 million and $8.91 million, respectively, of non-cash amortization from interest rate swaps we terminated in November 2010. In calculating FFO for each period, we offset this amortization by an equivalent amount, leaving a net zero impact on FFO, since we recorded the full impact of the swap termination payment in FFO in the fourth quarter of 2010. Please note that there will be a similar add-back until the GAAP non-cash amortization balance is fully amortized in August 2011.

Douglas Emmett, Inc. Announces 2011 Second Quarter Earnings Results

Douglas Emmett, Inc.
Same Property Statistical and Financial Data
(unaudited and in thousands, except statistics)

	As of June 30,
	2011	2010
Same Property Office Statistics
Number of properties	49	49
Rentable square feet	11,892,376	11,891,220
% leased	89.8%	91.1%
% occupied	87.7%	89.7%

Same Property Multifamily Statistics
Number of properties	9	9
Number of units	2,868	2,868
% leased	99.4%	99.3%

	Three Months Ended June 30,
	2011	2010	% Favorable (Unfavorable)
Same Property Net Operating Income – GAAP Basis (1)(2)
Total office revenues	$119,356	$122,058	(2.2)%
Total multifamily revenues	17,509	16,966	3.2
Total revenues	136,865	139,024	(1.6)

Total office expense	(38,498)	(37,118)	(3.7)
Total multifamily expense	(4,736)	(4,434)	(6.8)
Total property expense	(43,234)	(41,552)	(4.0)

Same Property NOI - GAAP basis	$93,631	$97,472	(3.9)%

Same Property Net Operating Income - Cash Basis (1)(2)
Total office revenues	$113,224	$114,130	(0.8)%
Total multifamily revenues	16,652	16,088	3.5
Total revenues	129,876	130,218	(0.3)

Total office expense	(38,544)	(37,164)	(3.7)
Total multifamily expense	(4,736)	(4,434)	(6.8)
Total property expense	(43,280)	(41,598)	(4.0)

Same Property NOI - cash basis	$86,596	$88,620	(2.3)%

NOTE:  See below for a description of same property, cash basis and NOI.

Douglas Emmett, Inc. Announces 2011 Second Quarter Earnings Results

Douglas Emmett, Inc.
Reconciliation of Same Property NOI to GAAP Net Income (Loss) (1)(2)
(unaudited and in thousands)

	Three Months Ended June 30,
	2011	2010
Same property office revenues - cash basis	$113,224	$114,130
GAAP adjustments	6,132	7,928
Same property office revenues - GAAP basis	119,356	122,058

Same property multifamily revenues - cash basis	16,652	16,088
GAAP adjustments	857	878
Same property multifamily revenues - GAAP basis	17,509	16,966

Same property revenues - GAAP basis	136,865	139,024

Same property office expenses - cash basis	(38,544)	(37,164)
GAAP adjustments	46	46
Same property office expenses - GAAP basis	(38,498)	(37,118)

Same property multifamily expenses - cash basis	(4,736)	(4,434)
GAAP adjustments	―	―
Same property multifamily expenses - GAAP basis	(4,736)	(4,434)

Same property expenses - GAAP basis	(43,234)	(41,552)

Same property Net Operating Income (NOI) - GAAP basis	93,631	97,472
Non-comparable office revenues	8,543	185
Non-comparable office expenses	(3,685)	(80)
Total property NOI - GAAP basis	98,489	97,577
General and administrative expenses	(6,820)	(5,944)
Depreciation and amortization	(57,114)	(54,921)
Operating income	34,555	36,712
Other income	343	151
Loss, including depreciation, from unconsolidated real estate funds	(255)	(2,200)
Interest expense	(40,852)	(45,676)
Acquisition-related expenses	―	(292)
Net loss	(6,209)	(11,305)
Less: Net loss attributable to noncontrolling interests	1,193	2,314
Net loss attributable to common stockholders	$(5,016)	$(8,991)

(1)
To facilitate a comparison of NOI between periods, we provide comparable amounts for a subset of our owned properties referred to as our “same properties.”  Same property amounts are calculated as the amounts attributable to properties which have been owned and operated by us, and reported in our consolidated results, during the entire span of both periods compared.  Therefore, any properties either acquired after the first day of the earlier comparison period or sold, contributed or otherwise removed from our consolidated financial statements before the last day of the later comparison period are excluded from same properties.  We may also exclude from the same property set any property that is undergoing a major repositioning project that would impact the comparability of its results between two periods.

(2)
Net operating income (NOI) is a non-GAAP measure consisting of the revenue and expense attributable to the real estate properties that we own and operate.  Although NOI is considered a non-GAAP measure, we present NOI on a “GAAP basis” by using property revenues and expenses calculated in accordance with GAAP.  The most directly comparable GAAP measure to NOI is net income (or loss), adjusted to exclude general and administrative expense, depreciation and amortization expense, interest income, interest expense, income from unconsolidated partnerships, income (or loss) attributable to noncontrolling interests, gains (or losses) from sales of depreciable operating properties, net income from discontinued operations and extraordinary items.

We also provide NOI calculated on a “cash basis”.  Cash basis NOI is also a non-GAAP measure that we calculate by excluding from GAAP basis NOI our straight-line rent adjustments and the amortization of above/below market lease intangible assets and liabilities.

We provide NOI (on both a “GAAP “and “cash” basis) as a supplemental performance measure because, by excluding real estate depreciation and amortization expense and gains (or losses) from property dispositions, some investors use it to illustrate trends in occupancy rates, rental rates and operating costs from year to year.  We also believe that some investors find NOI useful as a basis to compare our operating performance with that of other REITs. However, NOI has limitations as a measure of our performance because it excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have real economic effect and could materially impact our results from operations).  Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to those other REITs’ NOI.  Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends.  NOI should not be used as a substitute measure for cash flow from operating activities computed in accordance with GAAP.